Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Statement on Form 1-A of Daré Bioscience, Inc. (the “Company”) of our audit report dated March 31, 2025, relating to our audits of the Company’s consolidated financial statements as of December 31, 2024 and 2023, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Our report dated March 31, 2025 contains an explanatory paragraph that states the Company has recurring losses from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in this Offering Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
November 25, 2025